UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant     ☐

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-2

VALENCE TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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VALENCE TECHNOLOGY, INC.
12303 Technology Blvd., Suite 950
Austin, Texas 78727

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m. Central Daylight Time on September 1, 2011.

PLACE	Valence Technology, Inc. Main Conference Room 12303 Technology Blvd., Suite 950 Austin, TX 78727

ITEMS OF BUSINESS	(1) To elect five members of our Board of Directors;

(2) To ratify the selection of PMB Helin Donovan, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012;

(3) To hold an advisory (non-binding) vote on our executive compensation program;

(4) To hold an advisory (non-binding) vote on the frequency of stockholder votes on our executive compensation program; and

(5) To transact such other business as may properly come before the meeting and any adjournment or postponement.

RECORD DATE	You can vote if, at the close of business on July 8, 2011, you were a stockholder of Valence Technology, Inc.

PROXY VOTING
All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote promptly either by phone, by Internet or by signing and returning the enclosed proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS	The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 are available electronically at http://www.proxyvote.com.

Austin, Texas
July 21, 2011	/s/ Robert L. Kanode
Robert L. Kanode Chief Executive Officer

VALENCE TECHNOLOGY, INC.
12303 Technology Blvd., Suite 950
Austin, Texas 78727

PROXY STATEMENT

These proxy materials are made available in connection with the solicitation by the Board of Directors (referred to as the “Board”) of Valence Technology, Inc., a Delaware corporation (referred to as “Valence,” “we” or “us”), of proxies to be voted at our Annual Meeting of Stockholders for the fiscal year ended March 31, 2011 (our “Annual Meeting”) and at any adjournments or postponements.

You are invited to attend our Annual Meeting on Thursday, September 1, 2011, beginning at 9:00 a.m. Central Daylight Time.  The meeting will be held at the principal executive offices of Valence Technology, Inc., at 12303 Technology Blvd., Suite 950, Austin, TX, 78727.

On or about July 21, 2011, proxy materials for the Annual Meeting, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 (the “Annual Report”), are being made available to stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Vote

Holders of our common stock at the close of business on July 8, 2011, are entitled to receive this notice and to vote their shares at the Annual Meeting.  Common stock is the only outstanding class of securities entitled to vote at the Annual Meeting.  As of July 8, 2011, there were 166,024,232 shares of our common stock outstanding.  A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and at our principal executive offices, between the hours of 9:00 a.m. and 5:00 p.m., Central Daylight Time, for 10 days prior to the Annual Meeting.

Voting

Each share of our common stock is entitled to one vote on each matter properly brought before the meeting.  In the election of directors in Proposal One, each stockholder will be entitled to vote for five nominees and the five nominees with the greatest number of votes will be elected. The affirmative vote of a majority of the votes cast on Proposal Two at the Annual Meeting will be required to ratify the selection of PMB Helin Donovan, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012.  The affirmative vote of a majority of the votes cast on Proposal Three, concerning our executive compensation program, will be required to approve the proposal on an advisory (non-binding) basis. With respect to Proposal Four concerning the frequency of stockholder votes on our executive compensation program, each stockholder will be entitled to vote for a frequency of one, two or three years, or abstain from voting, and the frequency receiving the greatest number of votes will be approved on an advisory (non-binding) basis.

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.  If you vote, whether by phone, by Internet, or by signing and returning your proxy, without specifying how the shares represented thereby are to be voted, the proxy will be voted FOR the approval of Proposal One, the election of the directors proposed by our Board, unless the authority to vote for the election of such directors is withheld, and, if no contrary instructions are given, the proxy will also be voted FOR the approval of Proposal Two, the ratification of the selection of PMB Helin Donovan, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012, FOR the approval of Proposal Three concerning our executive compensation program, and FOR a frequency of every three years with respect to Proposal Four concerning the frequency of holding stockholder votes on our executive compensation, in each case as more fully described in this Notice of Annual Meeting and Proxy Statement.

You may revoke or change your proxy at any time before the Annual Meeting.  If your shares are registered in your name, you may revoke your proxy by filing with our Corporate Secretary at our principal executive offices at 12303 Technology Blvd., Suite 950, Austin, TX, 78727, a notice of revocation or another signed proxy with a later date.  If your shares are registered in street name, you should contact your broker, bank or nominee to arrange a revocation.

Internet Voting

A number of brokerage firms and banks offer Internet voting options. The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see how they may vote via the Internet. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

Proxies

Your vote is important. If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”  We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend.  All stockholders can vote by written proxy card, by phone or by Internet.  Your submission of the proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person.   If your shares are held in street name, you must obtain a proxy, executed in your favor, from the holder of record in order to be able to vote at the meeting.

Delivery of Notice of Internet Availability

In accordance with the rules adopted by the Securities and Exchange Commission, or SEC, except for stockholders who have requested otherwise, we have generally mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”).  The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this Proxy Statement and the Annual Report, at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically.  If you would like to receive a paper or email copy of our proxy materials either for this Annual Meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice of Internet Availability sent to you.

Most stockholders of Valence hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name.  If you hold your shares in street name, the Notice of Internet Availability or a printed set of the proxy materials, together with a voting instruction form, will be forwarded to you by your broker, bank or other nominee.  If your shares are registered directly in your name, the Notice of Internet Availability or a printed set of the proxy materials, together with a proxy card, has been sent to you directly by Valence.

Quorum; Abstentions and Broker Non-Votes

The presence, in person or by proxy, of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum.  Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum.  Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain non-routine matters and, therefore, is barred by the rules of the applicable securities exchange from exercising discretionary authority to vote those securities. Proposal Two to be considered at the Annual Meeting may be treated as a routine matter.  Consequently, if you do not return a proxy card, your broker will have discretion to vote your shares on such matter.

Delivery of Documents to Security Holders Sharing an Address

We are delivering, or making available electronically, this Proxy Statement and our Annual Report to all stockholders of record as of the record date.  Stockholders residing in the same household who hold their shares in street name may receive only one Proxy Statement and Annual Report if previously notified by their bank, broker, or other holder.  This process, by which only one Annual Report or Proxy Statement, as the case may be, is delivered to multiple security holders sharing an address, unless contrary instructions are received from one or more of the security holders, is called “householding.” Householding may provide convenience for stockholders and cost savings for companies.  Once begun, householding may continue unless instructions to the contrary are received from one or more of the stockholders within the household.

Street name stockholders in a single household who received only one copy of the Proxy Statement and Annual Report may request to receive separate copies in the future by following the instructions provided on the voting instruction form sent to them by their bank, broker, or other holder of record.  Similarly, street name stockholders who are receiving multiple copies may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction form.  Otherwise, street name stockholders should contact their bank, broker, or other holder.

Cost of Solicitation of Proxies

We will bear the entire cost of solicitation, including the preparation, assembly, printing, mailing and electronic posting of the Notice of Internet Availability, this Proxy Statement, the proxy, and any additional solicitation materials made available to the stockholders. Copies of solicitation materials will be made available to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers, or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to make any supplemental solicitation of proxies.

Code of Business Conduct and Code of Ethics

We have adopted a Code of Business Conduct and a Code of Ethics applicable to all of our employees, including our Chief Executive Officer, Chief Financial Officer, and all other senior financial executives, and to our directors when acting in their capacity as directors. Our Code of Business Conduct and our Code of Ethics are designed to set the standards of business conduct and ethics and to help directors and employees resolve ethical issues.  The purpose of our Code of Business Conduct and our Code of Ethics is to help ensure that our business is conducted in a consistently legal and ethical manner.  Employees may submit concerns or complaints regarding audit, accounting, internal controls, or other ethical issues on a confidential basis by means of a toll-free telephone call or an anonymous email.  We investigate all concerns and complaints.  Copies of our Code of Business Conduct and our Code of Ethics can be found in the Investor Relations section of our website at www.valence.com.  In addition, copies of our Code of Business Conduct and our Code of Ethics are available to investors free of charge upon written request.  Any written request should be sent by mail to Valence Technology, Inc., 12303 Technology Blvd., Suite 950, Austin, Texas 78727, Attn: General Counsel, or should be made by telephone by calling our General Counsel at (888) 825-3623.

We intend to disclose on our website amendments to, or waivers from, any provision of our Code of Business Conduct and our Code of Ethics that apply to our Chief Executive Officer, Chief Financial Officer, and persons performing similar functions and amendments to, or waivers from, any provision which relates to any element of our Code of Business Conduct and our Code of Ethics described in Item 406(b) of Regulation S-K.

 Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any stockholder who intends to present a proposal (including the nomination of a person for election as a director) at our 2012 Annual Meeting of Stockholders for inclusion in our proxy statement and proxy form relating to that Annual Meeting must submit the proposal to us at our principal executive offices by March 23, 2012, the date which is at least 120 days prior to July 21, 2012, the anniversary of the mailing date of this Proxy Statement.  A stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of our common stock.  Proposals or nominations not meeting these requirements will not be considered at our 2012 annual meeting. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. In the event we do not receive a stockholder proposal meeting the applicable requirements by March 23, 2012, the proxy to be solicited by the Board for the 2012 Annual Meeting will confer discretionary authority on the holders of the proxy to vote the shares if the proposal is presented at the 2012 Annual Meeting without any discussion of the proposal in the proxy statement for that meeting.  The rules and regulations of the SEC provide that if the date of our 2012 Annual Meeting is advanced or delayed more than 30 days from the first anniversary date of the 2011 Annual Meeting, we must receive stockholder proposals intended to be included in the proxy materials for the 2012 Annual Meeting within a reasonable time before we begin to print or post on the Internet our proxy materials for the 2012 Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Proposal One is the election of five members of our Board. Our Fourth Amended and Restated Bylaws provide that the number of directors constituting the Board shall be between four and seven, to be fixed by the Board from time to time. The Board has currently fixed the number of directors at five.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the proxies will be voted for such other nominee(s) as shall be designated by the then current Board to fill any vacancy. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The Board proposes the election of the following nominees as directors:

Carl E. Berg
Robert L. Kanode
Vassilis G. Keramidas
Bert C. Roberts, Jr.
Donn V. Tognazzini

If elected, the foregoing five nominees are expected to serve until the 2012 Annual Meeting of Stockholders.  The five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.

The principal occupation and certain other information about the nominees and certain executive officers and significant employees are set forth on the following pages.

Our Board of Directors unanimously recommends a vote “FOR” the election of the nominees listed above.

MANAGEMENT

Directors and Executive Officers

The following tables set forth certain information with respect to our directors and officers as of July 21, 2011.  The following persons serve as our directors:

Directors	Age	Present Position
Carl E. Berg	74	Director and Chairman of the Board
Robert L. Kanode	61	Director
Vassilis G. Keramidas (1)(2)	71	Director
Bert C. Roberts, Jr. (1)(2)(3)	68	Director
Donn V. Tognazzini (1)(2)(4)	77	Director

(1)   Member of Audit Committee.
(2)   Member of the Compensation Committee.
(3)   Chairman of the Compensation Committee.
(4)   Chairman of the Audit Committee.

The following persons serve as our executive officers:

Executive Officers	Age	Present Position
Robert L. Kanode	61	Chief Executive Officer, President
Donald E. Gottschalk	58	Acting Chief Financial Officer
Randall J. Adleman	54	Vice President of Sales and Marketing
Khoon Cheng Lim	66	Chief Technology Officer
Roger A. Williams	63	Vice President, General Counsel and Secretary

Our executive officers are appointed by and serve at the discretion of the Board. There are no family relationships between any director and any executive officer.

Carl E. Berg.  Mr. Berg helped found us, has served on the Board since September 1991, and currently serves as the Chairman of the Board.  Mr. Berg has been a major Silicon Valley industrial real estate developer and a private venture capital investor.  Since 1997, Mr. Berg has also served as the chairman of the board, chief executive officer, and director of Mission West Properties, Inc., a real estate investment company. Since 1992, Mr. Berg has also served as a director of Mosys, Inc., formerly known as Monolithic Systems, Inc. Mr. Berg holds a Bachelor of Arts degree in Business Administration from the University of New Mexico, Albuquerque.

The Board concluded that Mr. Berg’s substantial experience as a businessman and investor, and his large equity position in Valence qualifies him to serve as a member of our Board of Directors and the Chairman of the Board of Directors.

Robert L. Kanode.  Mr. Kanode joined us as our President and Chief Executive Officer in March 2007 and is a member of our Board.  Mr. Kanode has over 14 years of experience in the battery industry.  From 2001 to 2006, Mr. Kanode served as a senior partner for The Sales & Performance Group, a consulting group based in New York, where he worked with Fortune 500 companies to commercialize their products and services, to develop manufacturing, marketing, sales, and service functions, and to identify and develop global niche retail and OEM markets.  Prior to his tenure there, Mr. Kanode served as president of OptiTec LLC and other private companies. Mr. Kanode holds a Bachelor of Science degree in Aviation Management from Auburn University.

As the only management representative on our Board, Mr. Kanode provides an insider’s perspective to our Board discussions about our business and strategic direction. The Board concluded that Mr. Kanode’s experience and understanding of our business gained through his role as our President and Chief Executive Officer qualifies him to serve as a member of our Board of Directors.

Vassilis G. Keramidas, Ph.D.  Dr. Keramidas joined us as a director in August 2004.  Since 2003, Dr. Keramidas has served as the Managing Director of Keramidas International Associates, LLC. His firm provides consulting services in connection with the generation, management, commercialization and disposition of intellectual property. In addition, Dr. Keramidas provides consulting services on strategic research planning and technology commercialization.  Since 2003, Dr. Keramidas has served as a director of Twenty First Century Battery, LTD of India.  From 1997 to 2003, Dr. Keramidas served as Vice President of Formative Technologies at Telcordia Technologies, Inc. (formerly Bellcore), and from 1984 to 1997, he served in director and Executive Director of Research positions with Bellcore. At Bellcore, he started the Intellectual Property Commercialization program, commercializing a number of Bellcore and Telcordia invented technologies via worldwide licensing, spin-offs, equity investments in start-ups and donations. Prior to that, Dr. Keramidas worked as a researcher and Research Director at Bell Laboratories from 1973 to 1983.  Dr. Keramidas holds a Bachelor’s Degree in Physics from Rockford College, a Bachelor’s Degree in Electrical Engineering from the University of Illinois, a Master’s Degree in Physics from John Carroll University, and a Ph.D. in Solid State Science (Applied Physics) from the Materials Research Laboratory of Pennsylvania State University.  For his contributions to his field and his technical leadership, Dr. Keramidas has been elected a Fellow of the Institute of Electrical and Electronic Engineers.

The Board concluded that Mr. Keramidas’ combination of independence and experience, including his experience as an executive officer in the technology field, qualifies him to serve as a member of our Board of Directors.

Bert C. Roberts, Jr.   Mr. Roberts originally joined us as a director in 1992 and served until 1993 prior to rejoining us as a director in 1998.  Mr. Roberts served as the outside chairman of WorldCom, Inc. from 1998 until December 2002.  On July 21, 2002, WorldCom, Inc. and substantially all of its active U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.  Mr. Roberts served as chairman of MCI, a telecommunications company, from 1996 until 1998, chairman and chief executive officer from 1992 to 1996, and chief executive officer in 1991 after having served as president and chief operating officer since 1985.  In 2002, Mr. Roberts retired, and serves on the advisory boards of several high tech companies.  Mr. Roberts holds a Bachelor of Science degree in Engineering from Johns Hopkins University.

The Board concluded that Mr. Roberts’ combination of independence and experience, including past experience as an executive officer and service on multiple boards of directors, qualifies him to serve as a member of our Board of Directors.

Donn V. Tognazzini.   Mr. Tognazzini joined us as a director in July 2008.  From November 1998 to December 2007, prior to its merger with Venoco Inc., he was the president and chief executive officer of Gato Corporation, an independent oil producer.  Mr. Tognazzini was senior vice president and later executive vice president of Starbuck, Tisdale & Associates, a professional investment management firm, from 1986 to 2005.  He has over four decades of executive experience in the financial services industry, including serving as corporate vice president and manager for First Boston Corporation and Bache, Halsey, Stuart, Shields.  Early in his career, Mr. Tognazzini served two years as a Naval Intelligence officer.  Mr. Tognazzini holds a Bachelor of Arts degree from Stanford University and a Masters in Business Administration from Harvard Business School.

The Board concluded that Mr. Tognazzini’s combination of independence and experience as an executive officer qualifies him to serve as a member of our Board of Directors.

 Donald E. Gottschalk. Mr. Gottschalk was appointed as Acting Chief Financial Officer effective June 3, 2011, by our Board of Directors, after the resignation of Ross A. Goolsby as our Chief Financial Officer. Mr. Gottschalk joined our company in August 2007, where he served as our Corporate Controller until his appointment to our Acting Chief Financial Officer. Mr. Gottschalk is a Certified Public Accountant in the state of Texas, and has more than 25 years of accounting and financial experience. Prior to joining or company, he served as the Corporate Controller for Thermon Manufacturing Company, Inc. from November 1997 until August 2007.

Randall J. Adleman. Mr. Adleman joined Valence in March 2010, and serves as our Vice President of Sales and Marketing. From January 2007 until February 2010, Mr. Adleman served as the principal and founder of Fords Barron Advisership, LLC, a corporate consultancy focused on senior leadership challenges within the power quality and energy industries. From September 2003 to June 2006, he was Senior Vice President of Sales & Implementation Services at software maker Misys Healthcare. Prior to that time, he held various executive sales leadership roles, including Vice President of Sales & Service at Ingersoll-Rand Energy Systems, and Vice President of Americas Sales at Powerware, a global leader in the power quality industry. Mr. Adleman holds an undergraduate degree from Colgate University and an MBA in Marketing from Fairleigh Dickinson University.

Khoon Cheng Lim, Ph.D.  Dr. Lim has served as our Chief Technology Officer since November 2008.  Dr. Lim provided consulting services to us in 2007 and 2008 prior to his appointment as our Chief Technology Officer.  Dr. Lim also serves as the president and co-founder of Pleiades Battery Manufacturing, a Chinese lithium-ion battery development and manufacturing company, of which Carl E. Berg is a director and principal stockholder. From 2005 to 2007, Dr. Lim served as the general manager and co-founder of Energy Sciences International, LLC, a consulting firm specializing in lithium-ion battery manufacturing technologies and advanced production machine designs.  From 1998 to 2005, Dr. Lim served as the chief technology officer, general manager and co-founder of Macro Energy-Tech, Inc., a consumer electronics lithium-ion battery producer.  Additionally, Dr. Lim held positions with Hughes Research Laboratory and The Institute of Conducting Polymer and Organic Solids.  He was a post doctoral fellow of Los Alamos National Laboratory.  Dr. Lim holds a Ph.D. in Physics from SUNY-Buffalo and both a Masters of Education and a Bachelors of Science in Physics from the University of Malaya in Kuala Lampur.  He is a member of the American Institute of Physics and the Electrochemical Society.

Roger A. Williams. Mr. Williams joined us in April 2001 and serves as our Vice President, General Counsel and Secretary.  Mr. Williams has been a practicing intellectual property attorney for 35 years, having practiced in both private law firms and corporate positions.  From 1991 to 2001, Mr. Williams served as chief patent counsel and associate general counsel for the pharmaceutical company G.D. Searle & Co. Mr. Williams has his Juris Doctor degree from Drake University Law School and a Bachelor of Science degree in Chemistry from Western Illinois University.  He is a member of the California and Indiana bars.

Board Leadership and Independence

Our Board separates the role of Chairman of the Board (held by Mr. Berg) from the role of Chief Executive Officer (held by Mr. Kanode) because it believes that this structure currently provides the most efficient and effective leadership model for us.  Our Board was comprised of a majority of independent directors for the fiscal year ended March 31, 2011.  Our independent directors, as defined in the applicable NASDAQ listing standards and SEC rules, are Vassilis G. Keramidas, Bert C. Roberts, Jr., and Donn V. Tognazzini.

Meetings and Committees

The Board held six meetings during fiscal year 2011 and acted three times by unanimous written consent.  The Board has an Audit Committee and a Compensation Committee.  It currently does not have a Nominating Committee.  Each director attended 75% or more of all the meetings of the Board and those committees on which he served in fiscal year 2011.

Audit Committee

During fiscal year 2011, the Audit Committee consisted of Dr. Keramidas and Messrs. Roberts and Tognazzini. Each of Dr. Keramidas and Messrs. Roberts and Tognazzini are independent directors, within the meaning of the applicable NASDAQ listing standards and SEC rules.

The Audit Committee approves the engagement of our registered independent public accounting firm, reviews the scope of the audit to be conducted by the registered independent public accounting firm and periodically meets with the registered independent public accounting firm and our Chief Financial Officer to review matters relating to our financial statements, our accounting principles and our system of internal accounting controls, and reports its recommendations as to the approval of our financial statements to the Board.  The role and responsibilities of the Audit Committee are more fully set forth in a written charter adopted by the Board.  A copy of the Amended and Restated Charter of the Audit Committee can be found in the Investor Relations section of our website at www.valence.com.

Dr. Keramidas and Messrs. Roberts and Tognazzini qualified as financially sophisticated audit committee members as required by the applicable NASDAQ listing standards.  The Board has determined that each of Dr. Keramidas and Messrs. Roberts and Tognazzini is an audit committee financial expert as defined under the SEC rules. The Board has determined that the Audit Committee can satisfactorily discharge its duties and responsibilities.  The Audit Committee held five meetings during fiscal year 2011.

Compensation Committee

During fiscal 2011, the Compensation Committee consisted of Dr. Keramidas and Messrs. Roberts and Tognazzini. Each of Dr. Keramidas and Messrs. Roberts and Tognazzini are independent directors, within the meaning of the applicable NASDAQ listing standards.  The Compensation Committee is responsible for considering and making recommendations to the Board regarding executive compensation and is responsible for administering our stock option and executive incentive compensation plans.  The Board has adopted a written charter for the Compensation Committee, a copy of which can be found in the Investor Relations section of our website at ww.valence.com.  The Compensation Committee held eight meetings during fiscal year 2011.

Director Nominations

We do not have a standing nominating committee. Our Board does not believe that it is necessary for us to have a standing nominating committee as we have a relatively small Board and our independent directors will serve in the capacity of a nominating committee when necessary.  All of our directors participate in the consideration of director nominees.  However, consistent with applicable NASDAQ listing standards, each director nominee must be selected or recommended for the Board’s selection by a majority of the independent directors on our Board.  We currently do not have a charter or written policy with regard to the nomination process. In considering candidates for directorship, the Board considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met in order to be recommended as a nominee. The Board does believe, however, that all Board members should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with their performance as a director of a public corporation.

Our Board may employ a variety of methods for identifying and evaluating nominees for director, including stockholder recommendations.  The Board regularly assesses its size, the need for particular expertise on the Board and whether any vacancies are expected due to retirement or otherwise.  If vacancies are anticipated or otherwise arise, the Board will consider various potential candidates for director who may come to the Board’s attention through current Board members, professional search firms or consultants, stockholders or other persons.  The Board may hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.  No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms in the past fiscal year.  The Board does not evaluate candidates differently based on who made the recommendation for consideration. Although we do not have a formal policy concerning diversity considerations, the Board does consider diversity with respect to viewpoint, skills and experience in determining the appropriate composition of the Board and identifying director nominees.

Stockholders who wish to recommend a nominee for election as director at an annual stockholder meeting must submit their recommendations at least 120 calendar days before the date that our proxy statement is released to stockholders in connection with the previous year’s annual meeting of stockholders, or March 23, 2012 for the 2012 Annual Meeting of Stockholders.  Stockholders may recommend candidates for consideration by the Board by writing to our Secretary at 12303 Technology Blvd., Suite 950, Austin, Texas 78727, giving the candidate’s name, age, business and residence contact information, biographical data, including the principal occupation or employment of the candidate, qualifications, the class and number of our shares, if any, beneficially owned by such candidate, a description of all arrangements or understandings between the stockholder and the candidate and any other person or persons (naming them) pursuant to which the nominations are to be made by the stockholder, and any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, pursuant to Regulation 14A under the Exchange Act.  A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any stockholder recommendation.  Any stockholder who wishes to recommend a nominee for election as director also must provide his, her or its name and address, as they appear in our books, the number and class of shares beneficially owned by such stockholder and any other information that is required to be provided by the stockholder pursuant to our Fourth Amended and Restated Bylaws and Regulation 14A under the Exchange Act.

Policy on Attending the Annual Meeting

We encourage, but do not require, all incumbent directors and director nominees to attend our annual meetings of stockholders.  At our 2010 Annual Meeting of Stockholders, one director was in attendance.

 Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board by sending a letter to the Board of Directors of Valence Technology, Inc., c/o Office of the Secretary, 12303 Technology Blvd., Suite 950, Austin, Texas 78727.  All communications must contain a clear notation indicating that they are a “Stockholder–Board Communication” or “Stockholder–Director Communication,” and must identify the author as a stockholder.  The office of the Secretary will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, or does not reasonably relate to our company or our business, or is similarly inappropriate.  The office of the Secretary has authority to discard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications.

Risk Oversight

The Board oversees our management, which is responsible for the day-to-day issues of risk management.  Such oversight is facilitated in large part by the Audit Committee, which receives reports regarding areas of material risk from management and the Company’s independent registered public accounting firm, and regularly reports to the full Board with respect to such risks.  In addition, members of management may also report directly to the Board on significant risk management issues.

Director Compensation

Our non-employee directors are eligible to receive cash compensation of $2,000 for each regularly scheduled quarterly Board meeting and are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy.  Directors who are employees do not receive separate compensation for their services as directors.

Historically, our directors received stock option grants pursuant to our 2000 Stock Option Plan.  Our policy, as established by the Compensation Committee, was to grant each new director initial stock options to purchase shares of common stock upon election to the Board.  These options vested in equal installments over three years.  In addition, each director re-elected to the Board was eligible to receive stock options to purchase shares of common stock in connection with such re-election or otherwise, at the discretion of the Compensation Committee.  These options vest in equal installments over three years.  The per share exercise price for these options was the fair market value of a share of our common stock on the day the options were granted.

The Board adopted the 2009 Equity Incentive Plan (the “2009 Plan”) in April 2009, and our stockholders approved the 2009 Plan at the 2009 Annual Meeting.  Each of our non-employee directors will receive annual stock option grants pursuant to the 2009 Plan.  Our policy, as established by the Board, is to grant each new director a non-statutory option to purchase 100,000 shares of common stock upon election or appointment to the Board.  The per share exercise price for these options will be the fair market value of a share of our common stock on the day the option is granted.  On the date of each annual stockholders meeting thereafter, each individual who is to continue to serve as a non-employee Board member after that meeting will receive an automatic option grant for an additional 50,000 shares of common stock, provided such individual has served as a non-employee Board member for the six months leading up to such meeting.  There will be no limit on the number of annual option grants any one non-employee Board member may receive over his or her period of Board service.  The shares subject to each initial and annual option grant will vest in four equal annual installments over the member’s period of Board service, with the first such installment to vest upon completion of one year of Board service measured from the grant date.

The following table sets forth information concerning compensation paid or accrued for services rendered to us by our directors for fiscal year 2011. The table excludes Mr. Kanode, who is a named executive officer, and did not receive any compensation from us in his role as a director in fiscal year 2011.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)		Total
Carl E. Berg	$8,000	$—	$56,324	(2)	$64,324
Vassilis G. Keramidas	8,000	—	56,324	(2)	64,324
Bert C. Roberts, Jr.	8,000	—	56,324	(2)	64,324
Donn V. Tognazzini	8,000	—	56,324	(2)	64,324

(1)	Represents the total grant date fair value, as calculated in accordance with ASC 718 Compensation – Stock Compensation, for stock options granted during the fiscal year ended March 31, 2011.
(2)
For each of the directors listed above, option awards of 100,000 options were granted on September 2, 2010. These options will vest in equal quarterly installments over three years from the grant date.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 31, 2011, the Compensation Committee consisted of Dr. Keramidas and Messrs. Roberts and Tognazzini.  None of the members of the Compensation Committee has a relationship that would constitute a compensation committee interlock under applicable SEC rules.  During the fiscal year 2011, none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the Compensation Committee of our Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of our compensation arrangements with our named executive officers for fiscal year 2011, as well as material changes in our executive compensation arrangements to be effective with respect to our named executive officers after fiscal year 2011, should be read together with the compensation tables and related disclosures that follow this discussion.

Overview

The Compensation Committee is responsible for designing, recommending for approval by our Board, and overseeing our executive compensation programs. Our policies for setting compensation for each of our named executive officers (consisting of our Chief Executive Officer, our Chief Financial Officer and our three other most highly paid executive officers) are similar to those for the rest of our executive officers.  Our executive compensation program is a comprehensive package designed to motivate the executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers.

Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide competitive compensation packages designed to attract and retain executives capable of leading us in pursuit of our business objectives and to motivate them in order to enhance long-term stockholder value.  The main elements of our executive compensation program are salary, cash bonuses, and equity incentives.  We currently do not have a formal management bonus plan; however, it is expected that as we make further progress in achieving the goals of our strategic business plan, the Compensation Committee will recommend the institution of a formal bonus plan as well.

The principal objective of our executive compensation program is to establish aggregate compensation levels sufficient to retain and attract executives capable of leading us to our business objectives including, but not limited to, the achievement of performance objectives, compliance with corporate governance requirements and the analysis and implementation of our strategic initiatives.  We conduct an annual review of the aggregate level of our executive compensation as part of the annual budget review and annual performance review processes, which includes determining the financial and non-financial operating metrics used to measure our performance and to compensate our executive officers.

Role and Responsibilities of the Compensation Committee

The Compensation Committee meets regularly to discuss executive compensation matters.  At least annually, usually near the beginning of the fiscal year, the Committee performs a review of the total compensation packages of our named executive officers.  In determining a named executive officer’s total compensation package, the Compensation Committee considers and reviews each of the components of compensation that we offer our named executive officers to ensure consistency with our compensation philosophy and objectives.  The Compensation Committee then determines whether the existing compensation programs are meeting our overall compensation objectives and philosophy and may implement adjustments to achieve a package of total compensation for each of our named executive officers.  The Compensation Committee considers whether and to what extent developments in compensation trends should affect our compensation policies and objectives. If compensation information is reviewed for other companies, it is obtained from published materials such as proxy statements.  We have not engaged consultants to advise on executive compensation matters and we do not utilize a specific peer group.  Our Chief Executive Officer makes recommendations and provides input to the Compensation Committee with respect to the performance of, and compensation levels for, the named executive officers other than himself. Additionally, our Chief Executive Officer may be present during the Compensation Committee’s voting or final deliberations regarding the compensation of our named executive officers other than himself but does not participate in deliberations relating to his own compensation.

Setting Executive Compensation

The Compensation Committee considers a variety of individual and corporate factors in assessing our executive officers and making informed compensation decisions.  These factors include each named executive officer’s contributions to our business objectives, the compensation paid by comparable companies to employees in similar situations, and, most importantly, our progress toward our long-term business objectives.  When determining compensation for executive officers, the Compensation Committee looks to the following measures in evaluating our progress:

•	the acquisition and management of capital to allow us to complete development and ultimately realize significant revenues;

•	the recruitment and retention of officers and other important personnel;

•	the progress of our product development program; and

•	the progress in our manufacturing capabilities.

As a result of this annual review, the Compensation Committee did not make any changes to the compensation arrangements existing prior to the beginning of fiscal year 2011 for our named executive officers other than our Chief Executive Officer.  With respect to our Chief Executive Officer, the Compensation Committee approved a FY2011 Incentive Compensation and Stock Option Incentive Award for our Chief Executive Officer, the terms of which are described under the heading “—Employment Agreements—Robert L. Kanode – President and Chief Executive Officer.”

2011 Executive Compensation Components

For the fiscal year ended March 31, 2011, the principal components of compensation for our named executive officers were base salary, cash bonuses and equity incentive awards in the form of stock options.

Base Salary.  We provide executive officers with competitive base salaries to compensate them for services rendered to us during the fiscal year.  The Compensation Committee conducts an annual compensation review of the executive officers.  The salary of each executive officer is determined through mutual negotiations between the executive, the Chief Executive Officer (except in his own case), and the Compensation Committee.  We may enter into employment agreements with executive officers, in which case we are required to compensate those executive officers in accordance with their employment agreements.  We currently have employment agreements with our Chief Executive Officer, Chief Technology Officer, Vice President of Sales and Marketing, and General Counsel.  We believe that employment agreements with key executives are in our best interests to assure continuity of management.

Minimum base salaries for our Chief Executive Officer, former Chief Financial Officer, Chief Technology Officer, Vice President of Sales and Marketing, and General Counsel are determined pursuant to their employment agreements.  These minimum salaries, the amount of any increase over these minimums and base salaries for the executive officers whose salaries are not specified in an agreement are determined by the Compensation Committee based on a variety of factors, including:

•	compensation levels of similarly positioned executive officers in comparable companies;

•	our performance as a whole;

•	the performance of the business area or function for which the executive officer is responsible;

•	qualitative factors reflecting the individual performance of the particular executive officer; and

•	the recommendations of the Chief Executive Officer (except in the case of his own compensation).

The base salary paid to each named executive officer in fiscal year 2011 is reflected in the column titled “Salary” of the Summary Compensation Table of this Proxy Statement.

Bonus. We award bonuses in order to align the financial incentives of our executives with our operating goals and to reward exceptional performance.  The Compensation Committee has flexibility and discretion in determining executive bonuses, provided that bonus eligibility for our Chief Executive Officer, our former Chief Financial Officer and our Vice President of Sales and Marketing is determined pursuant to their respective employment agreements.  Specifically, for fiscal year 2011, our former Chief Financial Officer was eligible for an annual bonus of up to 40% of his base salary based on achievement of cost reductions, improved margins and increased responsibility levels, each as determined in the discretion of the Compensation Committee.  For fiscal year 2011, our Vice President of Sales and Marketing was eligible for an annual bonus of up to 55% of his base salary based on a target revenue of $35,945,000, and up to 71.4% of his base salary at 125% of such plan. Additionally, during fiscal year 2011, the Compensation Committee approved a FY2011 Incentive Compensation and Stock Option Incentive Award for our Chief Executive Officer, pursuant to which our Chief Executive Officer was entitled to a bonus of $100,000 based on our achievement of both a revenue target of $35,945,000 and an EBIT target of $(13,832,582) with respect to the fiscal year ending March 31, 2011, and an additional bonus of $50,000 in the event that we exceeded both of these targets by 25%.

The Compensation Committee’s decision regarding bonuses to be paid to other named executive officers are subjective.  Factors the Compensation Committee considers when determining whether to give a bonus, or the terms of such bonus, include:

•	our overall financial performance;

•	an executive’s performance during the year; and

•	with respect to named executive officers other than our Chief Executive Officer, the general recommendations and performance evaluations of the Chief Executive Officer.

For fiscal year 2011, the Compensation Committee awarded a bonus of $150,000 to our Chief Executive Officer, which represented 100% of the full amount of his bonus eligibility pursuant to our FY2011 Incentive Compensation and Stock Option Incentive Award, based upon our exceeding each of the applicable revenue and EBIT targets for the fiscal year ending March 31, 2011 by at least 25%.

For fiscal year 2011, the Compensation Committee awarded a bonus of $115,000 to our former Chief Financial Officer, which represented 125% of the full amount of his bonus eligibility pursuant to his employment agreement.  Of such award, 100% of the amount of his bonus eligibility amount was based upon his achievement of the applicable goals as determined in the discretion of the Compensation Committee and 25% of the amount of his bonus eligibility was awarded to convert such officer from a calendar year bonus program to a fiscal year bonus program which resulted in a five quarter payout instead of a four quarter payout during fiscal year 2011.

For fiscal year 2011, the Compensation Committee awarded a bonus of $125,000 to our Vice President of Sales and Marketing, which represented 100% of the full amount of his bonus eligibility pursuant to his employment agreement, based upon our achievement of applicable plan and revenue growth targets.

For fiscal year 2011, the Compensation Committee awarded a bonus of $50,000 to our Chief Technology Officer as a discretionary award in recognition of such officer’s performance during the year with respect to improving manufacturing yields, key development efforts and leadership achievements.

Long-Term Incentive Equity Awards.  We grant equity awards in an effort to retain talent, to align the interests of our executive officers and stockholders, to provide incentives to maximize stockholder value, to promote executives’ focus on our long-term financial performance, and to enhance long-term retention. We have adopted equity incentive plans which provide for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) and non-qualified stock options to our eligible employees and consultants, and our non-employee directors.  We rely on long-term equity awards as a key element of compensation for our executive officers so that a substantial portion of their total direct compensation is tied directly to increasing our market value. In determining the size of equity-based awards, the Compensation Committee considers competitive grant values for comparable positions as well as various subjective factors primarily relating to the responsibilities of the individual executive, past performance and the executive’s expected future contributions and value to us. The Compensation Committee also considers the executive’s historical total compensation, including prior equity grants, as well as the number and value of options or shares which continue to be subject to vesting under outstanding equity grants.

Options previously granted under the Plans generally vest in equal installments over 3-5 years from the grant date, subject to the optionee’s continued service with us. Generally, options to be granted under the 2009 Plan, unless otherwise provided, are expected to vest 25% on each annual anniversary of the date of grant until all such options are fully vested or forfeited at the end of a 4-year period.  We granted options to named executive officers during fiscal 2011 as set forth in the table under the heading “Grants of Plan-Based Awards.”

Severance and Change in Control Benefits.  Please see the discussion of severance benefits detailed below under the heading “Employment Agreements” and the tabular disclosure under the “Potential Payments upon Termination or Change in Control.”  We believe that we have structured our severance arrangements so as to be able to attract and retain needed talent.

Employee Benefits.  Our named executive officers are eligible for the same benefits available to our full-time employees generally.  These include participation in a tax-qualified 401(k) plan and group life, health, dental, and disability insurance plans.

Tax Treatment

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and the four other most highly compensated executive officers unless certain performance and other requirements are met.  Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options that may be granted to our executive officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation.  However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible.  The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with our goals.

Risk Considerations

The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Base salaries are fixed in amount and thus do not encourage risk taking. While the performance-based cash bonus awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Compensation Committee believes that the bonus program appropriately balances risk and the desire to focus executives on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking. The Compensation Committee believes that its long-term equity incentive awards do not encourage unnecessary or excessive risk taking, since the ultimate value of the awards is tied to our stock price, and since awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

SUMMARY COMPENSATION TABLE

The following table sets forth, as to our Chief Executive Officer, our former Chief Financial Officer and each of our other three most highly compensated executive officers during fiscal year 2011 (referred to as the named executive officers), information concerning all compensation paid for services to us in all capacities for the fiscal years ended March 31, 2011, 2010, and 2009, as indicated below.

Name and Principal Position	Fiscal Year	Salary		Bonus	Option Awards (1)	All Other Compensation		Total
Robert L. Kanode	2011	$250,000		$150,000	$347,889	$—		$747,889
President and Chief Executive Officer	2010	250,000		—	—	—		250,000
	2009	250,000		87,500	—	—		337,500
Ross A. Goolsby (2)	2011	230,000		115,000	—	—		345,000
Former Chief Financial Officer	2010	230,000		60,000	56,731	—		346,731
	2009	79,615	(3)	—	435,960	—		515,575
Randall J. Adleman	2011	175,000		125,000	—	123,290	(4)	423,290
Vice President of Sales and Marketing	2010	10,096	(5)	—	135,282	—		145,378
	2009	—		—	—	—		—
Khoon Cheng Lim	2011	200,000		50,000	—	—		250,000
Chief Technology Officer	2010	200,000		507	—	—		200,507
	2009	83,231	(6)	—	—	—		83,231
Roger A. Williams	2011	200,000		—	—	—		200,000
General Counsel and Assistant Secretary	2010	200,000		—	—	—		200,000
	2009	200,000		—	—	—		200,000

(1)
Represents the total grant date fair value, as calculated in accordance with Accounting Standards Codification 718 Compensation – Stock Compensation, for stock options granted during the fiscal year ended March 31.

(2)	Mr. Goolsby resigned effective June 3, 2011.
(3)	Represents Mr. Goolsby’s salary from November 17, 2008, his first day of employment with us, until the 2009 fiscal year end.
(4)	Represents relocation costs paid in fiscal 2011, which includes a tax gross up of $30,739.
(5)	Represents Mr. Adelman’s salary from March 1, 2010, his first day of employment with us, until the 2010 fiscal year end.
(6)	Represents Dr. Lim’s salary from November 3, 2008, his first day of employment with us, until the 2009 fiscal year end.

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended March 31, 2011, certain information regarding equity and non-equity incentive plan awards to our named executive officers.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Options Awards ($/Share)	Grant Date Fair Value of Stock or Option Awards (1)
Robert L. Kanode (2)	6/16/2010	500,000	$0.96	$347,889
Ross A. Goolsby	—	—	—	—
Randall J. Adleman	—	—	—	—
Khoon Cheng Lim	—	—	—	—
Roger A. Williams	—	—	—	—

(1)
Represents the total grant date fair value, as calculated in accordance with Accounting Standards Codification 718 Compensation – Stock Compensation, for stock options granted during the fiscal year ended March 31, 2011.

(2)
These options vest upon the achievement of specified EBIT targets with respect to our fiscal years 2011 (100,000 shares), 2012 (up to 200,000 shares) and 2013 (up to 200,000 shares).  On May 26, 2011, 100,000 shares subject to the option vested upon the issuance of our audited financial statements for fiscal year 2011 based on our achievement of EBIT of not greater than $(13,832,582) for such fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows certain information regarding unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of the fiscal year ended March 31, 2011.

OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Robert L. Kanode	1,500,000	(1)	—		—	$1.61	3/13/2017
	—		500,000	(2)	—	0.96	06/16/2020
Ross A. Goolsby	271,250		78,750	(3)	—	1.81	11/17/2018
	33,333		67,667	(4)	—	0.78	2/8/2020
Randall J. Adleman	66,667		133,333	(5)	—	0.93	3/01/2020
Khoon Cheng Lim	500,000	(1)	—		—	1.65	1/2/2017
Roger A. Williams	50,000	(1)	—		—	5.12	4/16/2011
	14,645	(1)	—		—	6.05	7/30/2011
	10,355	(1)	—		—	6.05	7/30/2011
	300	(1)	—		—	3.82	11/29/2011
	3,750	(1)	—		—	3.95	2/4/2012
	41,250	(1)	—		—	3.95	2/4/2012
	694	(1)	—		—	2.99	4/1/2012
	3,474	(1)	—		—	2.99	4/1/2012
	4,581	(1)	—		—	1.30	7/1/2012
	13,752	(1)	—		—	1.30	7/1/2012
	3,609	(1)	—		—	0.70	10/1/2012
	7,224	(1)	—		—	0.70	10/1/2012
	25,000	(1)	—		—	1.69	12/20/2012
	25,000	(1)	—		—	1.69	12/20/2012
	22,298	(1)	—		—	3.34	6/29/2014
	7,702	(1)	—		—	3.34	6/29/2014
	13,333	(1)	—		—	3.35	11/16/2014
	6,667	(1)	—		—	3.35	11/16/2014
	13,333	(1)	—		—	3.32	12/22/2014
	6,667	(1)	—		—	3.32	12/22/2014
	25,000	(1)	—		—	1.73	8/8/2016
	50,000	(1)	—		—	1.49	10/9/2017

(1)	Each of these options was fully vested as of March 31, 2010.
(2)
These options vest upon the achievement of specified EBIT targets with respect to our fiscal years 2011 (100,000 shares), 2012 (up to 200,000 shares) and 2013 (up to 200,000 shares).  On May 26, 2011, 100,000 shares subject to the option vested upon the issuance of our audited financial statements for fiscal year 2011 based on our achievement of EBIT of not greater than $(13,832,582) for such fiscal year.

(3)	These options vest as follows: 87,500 shares will vest on the six month anniversary date of the grant, and the remaining options will vest quarterly over the next thirty months.
(4)	These options vest as follows: 33,333 shares will vest on the twelve month anniversary date of the grant, and the remaining shares will vest quarterly over the next 2 years.
(5)	These options vest as follows: 66,667 shares will vest on the twelve month anniversary date of the grant, and the remaining shares will vest quarterly over the next 2 years.

OPTION EXERCISES AND STOCK VESTED

None of our named executive officers exercised stock options during fiscal year 2011.

Employment Agreements

Robert L. Kanode – President and Chief Executive Officer

Effective March 13, 2007, we entered into an employment agreement with Robert L. Kanode pursuant to which we retained Mr. Kanode as President and Chief Executive Officer at an initial salary of $250,000 per year.  On June 16, 2010, the Compensation Committee approved a FY2011 Incentive Compensation and Stock Option Incentive Award for Mr. Kanode for the fiscal year ending March 31, 2011, which supplements the terms of his employment agreement.  Pursuant to this award, Mr. Kanode’s salary for fiscal year 2011 was set at $250,000 and Mr. Kanode was eligible for a bonus of $100,000, contingent on our achievement of both a revenue target of $35,945,000 and an EBIT target of $(13,832,582) with respect to the fiscal year ending March 31, 2011, and an additional bonus of $50,000 in the event that we exceeded both of these targets by 25%.  In addition, pursuant to the FY2011 Incentive Compensation and Stock Option Incentive Award, Mr. Kanode was granted performance-based stock options to purchase up to 500,000 shares of the our common stock, which options vest upon our achievement of EBIT targets with respect to our fiscal years 2011 (100,000 shares), 2012 (up to 200,000 shares) and 2013 (up to 200,000 shares). The Board reviews his salary each year, or from time to time at the sole discretion of the Board, and may increase, but not decrease, his salary at the sole discretion of the Board.  For future fiscal years, the Compensation Committee will review his cash bonus targets and stock incentive compensation and set targets or make awards as it determines to be appropriate at the time. Any bonus is at the discretion of the Compensation Committee.

Under his employment agreement, we granted Mr. Kanode stock options to purchase an aggregate of 1,500,000 shares of common stock at an exercise price of $1.61 per share, which was the closing price of our stock on the day the grant was awarded. The options vest as follows: 250,000 shares vested on September 13, 2007, and the remaining 1,250,000 vested monthly over the remaining two and one-half years. In accordance with the terms of his employment agreement, Mr. Kanode was reimbursed for his relocation expenses of $150,000 plus a tax gross up of $57,351 during fiscal year 2008.

We agreed to nominate Mr. Kanode to the Board for the entire period of his employment as President and Chief Executive Officer and to use our best efforts to cause our stockholders to cast their votes in favor of his continued election to the Board.  Mr. Kanode agreed to resign from the Board when he no longer serves as President and Chief Executive Officer.

Our agreement with Mr. Kanode also provides that, in the event Mr. Kanode is involuntarily separated from us, and conditioned upon his signing an appropriate release document, he will be entitled to a one-time payment equal to his then-current six (6) month base salary.

Ross A. Goolsby – Former Chief Financial Officer

 Effective November 17, 2008, we entered into an employment agreement with Ross A. Goolsby, pursuant to which we retained Mr. Goolsby as our Chief Financial Officer at a salary of $230,000 per year. Under his employment agreement, Mr. Goolsby is eligible for consideration of an annual bonus of up to 40% of his annual salary.  Any bonus will be at the discretion of the Compensation Committee. Mr. Goolsby was granted stock options to purchase 350,000 shares of our common stock with an exercise price of $1.81 per share, which was the closing price of our stock on the day Mr. Goolsby commenced employment with us, November 17, 2008.  The options vest over a three year period; twenty-five percent of the options vested on the six month anniversary of his commencement of employment, and the remaining options vest in equal installments quarterly over the following thirty months.

In the event that Mr. Goolsby is terminated for other than for Good Cause (as defined in the employment agreement), all options that have vested at the time of termination, will become exercisable within ninety days following the date of termination.  Additionally, in the event that Mr. Goolsby is terminated for other than for Good Cause (as defined in the employment agreement), he will be entitled to 30-days’ notice and three months salary payable as of the date of termination. In the event of a Change in Control (as defined in the employment agreement), all options that have vested on the date of the Change in Control, plus those options scheduled to vest within six months of the date of the Change of Control, will become exercisable within ninety days following the date of the Change of Control.

Khoon Cheng Lim – Chief Technology Officer

From March 2006 through October 2008, Khoon Cheng Lim, Ph.D., provided consulting services to us.  Effective November 3, 2008, we entered into an employment agreement with Dr. Lim, pursuant to which we retained Dr. Lim as our Chief Technology Officer at an annual salary of $200,000 per year.

Dr. Lim received an option grant to purchase 500,000 shares of common stock in January 2007 as a consultant at an exercise price of $1.65 per share, which was the closing price of our stock on the day the grant was awarded. The options vest as follows: 50,000 vested immediately upon the date of the grant, and the remaining options vested quarterly over the next four years. In the event that Dr. Lim is terminated for other than for Good Cause (as defined in the employment agreement), all of his unvested options shall immediately vest at the time of termination and will become immediately exercisable on the date of termination. Additionally, in the event that Mr. Lim is terminated for other than for Good Cause (as defined in the employment agreement), he will be entitled to three months salary payable as of the date of termination.

Randall J. Adleman – Vice President of Sales and Marketing

Effective March 1, 2010, we entered into an employment agreement with Randall J. Adleman, pursuant to which we retained Mr. Adleman as our Vice President of Sales and Marketing at a base salary of $175,000 per year. Under his employment agreement, Mr. Adleman is eligible for consideration of an annual bonus of up to 55% of his annual salary. Any bonus will be at the discretion of the Compensation Committee.  Mr. Adleman was granted stock options to purchase 200,000 shares of common stock at a price of $0.93 per share, which was the closing price of our common stock on the day Mr. Adleman commenced employment with us, March 1, 2010. The options are to vest over a three-year period, with 33% vesting on March 1, 2011 and the remaining 67% vesting in equal quarterly installments over the remaining two years. In accordance with the terms of his employment agreement, Mr. Adleman was reimbursed for his relocation expenses of $92,551 plus a tax gross up of $30,739 during fiscal year 2011. In the event that Mr. Adleman is terminated for other than Good Cause (as defined in the employment agreement), he will be entitled to 30-days’ notice and four months salary payable as of the date of termination.

Roger A. Williams – General Counsel

Effective April 16, 2001, we entered into an employment agreement with Roger A. Williams, pursuant to which we retained Mr. Williams as our General Counsel.  Mr. Williams received an option grant to purchase 50,000 shares of common stock at an exercise price of $5.12 per share, which was the closing price of our common stock on the day Mr. Williams commenced employment with us, April 16, 2001, and those shares were fully vested and expired unexercised on April 16, 2011.

Potential Payments upon Termination or Change in Control

The following table sets forth the aggregate dollar value of payments, to the extent calculable, in the event of a termination of a named executive officer on March 31, 2011, the last business day of our last completed fiscal year, as a result of the severance provisions described above under the heading “—Employment Agreements.”

Name	One-Time Payment		Equity Compensation Due to Accelerated Vesting
Robert L. Kanode	$125,000	(1)	$	N/A
Ross A. Goolsby	57,500	(2)		—	(3)
Randall J. Adleman	58,300	(4)		N/A
Khoon Cheng Lim	50,000	(2)		—	(5)

(1)	Represents an amount equal to six months salary.
(2)	Represents an amount equal to three months salary.
(3)
The employment agreement with Mr. Goolsby includes accelerated vesting of stock options held by Mr. Goolsby upon Mr. Goolsby’s termination other than for Good Cause (as defined in Mr. Goolsby’s employment agreement); however, there was no value associated with such vesting acceleration as of March 31, 2011 because the exercise price of Mr. Goolsby’s stock options was greater than the closing price of our common stock on such date.

(4)	Represents an amount equal to four months salary.
(5)
The employment agreement with Mr. Lim includes accelerated vesting of stock options held by Mr. Lim upon Mr. Lim’s termination other than for Good Cause (as defined in Mr. Lim’s employment agreement); however, there was no value associated with such vesting acceleration as of March 31, 2011 because Mr. Lim’s outstanding stock options were fully vested as of such date.

COMPENSATION COMMITTEE REPORT

The information in this Compensation Committee Report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC  or to be subject to Regulation 14A or 14C as promulgated by the SEC, or to the liabilities of Section 18 of the Exchange Act, and is not incorporated by reference into any filings of Valence under the Securities Act of 1933 or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language contained in such filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management.  Based on such reviews and discussions, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted by the
Compensation Committee of the
Board of the Directors

Bert C. Roberts, Jr. (Chairman)
Vassilis G. Keramidas
Donn V. Tognazzini

REPORT OF AUDIT COMMITTEE

The information in this Audit Committee Report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or to be subject to Regulation 14A or 14C as promulgated by the SEC, or to the liabilities of Section 18 of the Exchange Act, and is not incorporated by reference into any filings of Valence under the Securities Act of 1933 or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language contained in such filings.

For fiscal year 2011, the Audit Committee of the Board of Directors consisted of Dr. Keramidas and Messrs. Roberts and Tognazzini.

The Audit Committee has furnished the following report:

The Audit Committee recommended to the Board of Directors that Valence’s audited financial statements be included in Valence’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 for filing with the SEC based on the following review and discussions:

•
The Audit Committee met with PMB Helin Donovan, LLP, Valence’s registered independent public accounting firm, both with and without management present, to discuss the results of its audit, its evaluation of Valence’s internal accounting controls and the overall quality of Valence’s financial reporting;

•
The Audit Committee reviewed and discussed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles and the reasonableness of significant judgments;

•
The Audit Committee discussed with the registered independent public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T ; and

•
The Audit Committee received the written disclosures and the letter from PMB Helin Donovan, LLP required Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence), and discussed with PMB Helin Donovan, LLP its independence from Valence. The Audit Committee considered whether, and determined that, the provision of the non-audit services rendered to us by PMB Helin Donovan, LLP during fiscal 2011 was compatible with maintaining the independence of PMB Helin Donovan, LLP.

Respectfully Submitted by the
Audit Committee of the
Board of Directors

Donn V. Tognazzini (Chairman)
Vassilis G. Keramidas
Bert C. Roberts, Jr.

CERTAIN TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

Our Board has the responsibility to review and approve all related party transactions as described in Item 404 of Regulation S-K promulgated by the SEC, and has delegated concurrent responsibility for these matters to our Audit Committee.  We do not currently have a written policy regarding the approval of all related party transactions.  Each of our directors and executive officers is expected to notify the General Counsel (who, in turn, will provide such information to the Board or Audit Committee) of any proposed related party transaction.  All other proposed related party transactions are subject to approval or ratification by the Board or Audit Committee, except for certain categories of transactions that are deemed to be pre-approved by the Board or Audit Committee. In determining whether to approve or ratify a related party transaction, the Board or Audit Committee will take into account, among other factors deemed appropriate, whether the related party transaction is on terms no more favorable to the counterparty than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

On May 25, 2011, Berg & Berg loaned $2,000,000 to Valence, and in connection with the loan, we executed a promissory note in favor of Berg & Berg. The promissory note is payable on August 15, 2011 and bears interest at a rate of 3.5% per annum.

On January 11, 2011, we entered into an Amendment No. 3 to Loan and Security Agreement and Other Loan Documents (the “Amendment”) with iStar, and Carl E. Berg, to amend the Loan and Security Agreement dated as of July 13, 2005 (as amended to date, the “Original Loan Agreement”) among Valence, iStar and Mr. Berg.  The Amendment extends the maturity date of the Loan from February 13, 2011 to March 10, 2012 (the “New Maturity Date”). We will be obligated continue to make monthly interest payments to iStar, as set forth in the Original Loan Agreement; provided that we shall also be obligated to continue to make monthly principal payments equal to $1,000,000, commencing with the monthly principal payment scheduled for February 2011.  The remainder of the principal and any other outstanding obligations under the Loan shall be payable in full on the New Maturity Date. Additionally, in connection with the Amendment, we issued to iStar a Warrant to Purchase Common Stock of Valence Technology, Inc., pursuant to which iStar may purchase up to 100,000 shares of our common stock at an exercise price of $1.45 per share on or before January 11, 2014. Additionally, in connection with the Amendment, we paid iStar an extension fee of $260,000 upon the execution of the Amendment.

On December 3, 2010, Berg & Berg purchased 3,759,789 shares of our common stock at a price per share of $1.20, the closing bid price of our common stock on December 2, 2010. The aggregate purchase price for the shares was $4,511,747. Payment of the purchase price consisted of $2,000,000 in cash and surrender of the promissory note issued on October 15, 2010 to Berg and Berg, under which $2,500,000 in principal and $11,747 in accrued interest was outstanding.

On October 26, 2010, our Board of Directors authorized us to engage in financing transactions (including either loans or the sale of shares of its common stock) with Berg & Berg, Carl E. Berg, or their affiliates from time to time in an aggregate amount of up to $10.0 million when needed by us, and as may be mutually agreed. At this time, there is no binding agreement that requires such persons to provide additional funding and the timing and amount of any such funding will depend on future negotiations between the parties.

On October 15, 2010, Berg & Berg loaned $2.5 million to us. In connection with the loan, we executed a promissory note in favor of Berg & Berg. The promissory note was payable on February 15, 2011, and bears interest at a rate of 3.5% per annum. On December 23, 2010, Berg & Berg surrendered the loan and paid an additional $2.0 million in cash in exchange for 3,759,789 shares of the our common stock at a price per share of $1.20.

On September 28, 2010, Berg & Berg purchased 1,923,077 shares of our common stock at a price per share of $1.04, the closing bid price of our common stock on the purchase date.  The aggregate purchase price for the shares was $2.0 million, which was paid in cash.

On August 26, 2010, Berg & Berg purchased 7,247,882 shares of our common stock at a price per share of $0.76, the closing bid price of our common stock on the purchase date.  The aggregate purchase price for the shares was approximately $5.5 million.  Payment of the purchase price consisted of $3.0 million in cash and surrender of the promissory note issued on July 23, 2010 to Berg and Berg, under which approximately $2.5 million in principal and accrued interest was outstanding.

On June 8, 2010, we established a letter of credit with Silicon Valley Bank in the amount of $1.1 million for the purpose of purchasing inventory materials from a certain supplier. A condition of this letter of credit was that we maintain an encumbered bank account for the full amount of the letter of credit. This letter of credit was used to pay our supplier as they delivered materials to us. The letter of credit was drawn down in full in August 2010. On September 2, 2010, in lieu of the requirement for a second letter of credit by the supplier, our chairman and principal shareholder, Carl Berg, gave a personal guaranty to the supplier in the amount of $2.5 million.

Except as disclosed in this Proxy Statement, neither the nominees for election as directors, our directors or executive officers, nor any stockholder owning more than five percent of our issued shares, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which we were a party during fiscal year 2011, or which is presently proposed.

Stock Options Granted to Executive Officers and Directors

For more information regarding the grant of stock options to executive officers and directors in fiscal year 2011, please see the table included in “Director Compensation” and the footnotes thereto included in the “Management” section of this Proxy Statement and the table “Grant of Plan-Based Awards” and the footnotes thereto included in the “Executive Compensation” section of this Proxy Statement.

Employment Agreements

See “Employment Agreements” included in the “Executive Compensation” section of this Proxy Statement, for a description of employment agreements between us and our officers.

Indemnification and Insurance

Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and officers and have purchased directors’ and officers’ liability insurance.  In addition, our certificate of incorporation limits the personal liability of our Board members for breaches of their fiduciary duties.

No Loans to Officers or Directors

We currently have no outstanding loans to any officers or directors.  Furthermore, our Board of Directors has resolved that we shall not offer or provide any loans to any officer or director.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information that has been provided to us with respect to beneficial ownership of our common stock as of July 8, 2011, by:

•	Each of our directors and director nominees;

•	Each of the named executive officers;

•	All directors and executive officers as a group; and

•	All other stockholders known by us to beneficially own more than 5% of the outstanding common stock.

The number of shares beneficially owned by each person or group as of July 8, 2011 includes shares of common stock that such person or group had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of options.

For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the 166,024,232 shares of our common stock outstanding on July 8, 2011 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of that date, including, but not limited to, upon the exercise of options.

This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Valence Technology, Inc., 12303 Technology Boulevard, Suite 950, Austin Texas 78727.

	Beneficial Ownership
Beneficial Owner	Number of Shares		Percent of Total
1981 Kara Ann Berg Trust, Clyde J. Berg, Trustee; and Clyde J. Berg	8,604,270	(1)	5.0%
10050 Bandley Drive, Cupertino, CA 95014
Carl E. Berg; Berg & Berg Enterprises, LLC; and West Coast Venture Capital, Inc.	75,342,689	(2)	43.8
10050 Bandley Drive, Cupertino, CA 95014
Robert L. Kanode	1,600,000	(3)	*
Vassilis G. Keramidas	361,193	(4)	*
Bert C. Roberts, Jr.	888,336	(5)	*
Donn V. Tognazzini	405,336	(6)	*
Roger A. Williams	285,634	(7)	*
Khoon Cheng Lim	500,000	(8)	*
Randall J. Adleman	99,999	(9)	*
All directors and executive officers as a group (9 persons).	86,541,457	(10)	50.3

* less than one percent of the outstanding shares of common stock

(1)
1981 Kara Ann Berg Trust, Clyde J. Berg, Trustee; and Clyde J. Berg. Based on information contained in a Schedule 13G filed jointly by 1981 Kara Ann Berg Trust, Clyde J. Berg, Trustee and Clyde J. Berg with the SEC on February 14, 2003.  The Trust has no sole voting and dispositive power with respect to any shares and has shared voting and dispositive power with respect to 8,129,270 shares.  Clyde J. Berg has sole voting and dispositive power with respect to 475,000 shares and shared voting and dispositive power with respect to 8,129,270 shares.

(2)
Carl E. Berg, Berg & Berg Enterprises, LLC, and West Coast Venture Capital, Inc. Includes 2,469,506 shares held directly by Mr. Berg, 383,336 shares issuable upon exercise of options held by Mr. Berg that are exercisable within 60 days of July 8, 2011; 49,074,127 shares held by Berg & Berg, of which Mr. Berg is the sole manager; and 23,415,720 shares held by West Coast Venture Capital, Inc. (“West Coast Venture Capital”), of which Mr. Berg is the President. The aggregate number of shares held by Berg & Berg consists of 45,444,657 shares held directly by Berg & Berg and 3,629,470 shares of common stock issuable upon the conversion of an aggregate of 430 shares of Series C-1 Convertible Preferred Stock and 431 shares of Series C-2 Convertible Preferred Stock. Mr. Berg has sole voting and dispositive power with respect to 2,852,842 shares and shared voting and dispositive power with respect to 72,489,847 shares. Berg & Berg has no sole voting and dispositive power with respect to any shares and has shared voting and dispositive power with respect to 49,074,127 shares.  West Coast Venture Capital has no sole voting and dispositive power with respect to any shares and has shared voting and dispositive power with respect to 23,415,720 shares.

(3)	Robert L. Kanode. Includes 1,600,000 shares issuable upon exercise of options that are exercisable within 60 days of July 8, 2011.

(4)	Vassilis G. Keramidas. Includes 2,857 shares held by Dr. Keramidas and 358,336 shares issuable upon exercise of options that are exercisable within 60 days of July 8, 2011.

(5)
Bert C. Roberts, Jr. Includes 130,000 shares held by Mr. Roberts, 70,000 shares held indirectly through various entities, 10,000 shares held by his spouse and 678,336 shares issuable upon exercise of options that are exercisable within 60 days of July 8, 2011.

(6)
Donn V. Tognazzini.   Includes 257,000 shares held by Mr. Tognazzini, 40,000 shares held by Donn V. and Daisy J. Tognazzini, TTEEs of Tognazzini 2003 Trust, and 108,336 shares issuable upon exercise of options that are exercisable within 60 days of July 8, 2011.

(7)	Roger A. Williams. Includes 12,000 shares held by Mr. Williams and 273,634 shares issuable upon exercise of options that are exercisable within 60 days of July 8, 2011.

(8)	Khoon Cheng Lim. Includes 500,000 shares issuable upon exercise of options that are exercisable within 60 days of July 8, 2011.

(9)	Randall J. Adleman. Includes 443,750 shares issuable upon exercise of options that are exercisable within 60 days of July 8, 2011.

(10)	All Directors and Executive Officers as a Group (9 persons). All directors and officers as a group does not include Ross A. Goolsby, our former Chief Financial Officer, who resigned on May 9, 2011.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Two is the ratification the Audit Committee’s engagement of PMB Helin Donovan, LLP (“PMB”) to serve as our independent registered public accounting firm for the current fiscal year ending March 31, 2012.  Stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise.  However, we are submitting this proposal to the stockholders as a matter of good corporate practice.

The ratification of PMB as our independent registered public accounting firm for the fiscal year ending March 31, 2012, will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting.  All proxies will be voted to approve the appointment unless a contrary vote is indicated on the proxy card.

If the appointment of PMB is not ratified, the Audit Committee will reconsider the appointment but shall nonetheless have the authority to continue the appointment of PMB. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such change would be in the best interests of Valence and its stockholders.

Fees billed to Valence Technology, Inc. by PMB Helin Donovan, LLP for Fiscal Years 2011 and 2010

The following table sets forth the aggregate fees billed to us by PMB Helin Donovan, LLP for the fiscal years ended March 31, 2011 and 2010.

	Fees Billed		Percentage of Services
	2011	2010	2011	2010
Audit fees	$264,315	$263,181	73%	67%
Audit-related fees	30,064	19,212	8	5
Tax fees	—	—	—	—
All other fees	65,760	111,191	18	28
Total fees	$360,139	$393,584	100%	100%

“Audit Fees” billed during fiscal years 2011 and 2010 were for professional services rendered for the audit of our financial statements.  “Audit-Related Fees” billed during fiscal years 2011 and 2010 were for services related to accounting consultation and reviews of a Form S-3 filed with the Securities and Exchange Commission.  “Tax Fees” billed during fiscal years 2011 and 2010 were for professional services rendered for tax compliance, tax advice and tax planning.  “All Other Fees” billed in fiscal years 2011 and 2010 were for testing internal controls under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for us by our independent registered public accounting firm.  During fiscal year 2011, all such services were pre-approved.  The Audit Committee considered the role of PMB in providing audit, audit-related and tax services to us and concluded that such services are compatible with PMB’s role as our independent registered public accounting firm.

The Audit Committee has engaged the accounting firm of PMB Helin Donovan, LLP to serve as our registered independent public accounting firm since the fiscal year ended March 31, 2007.  The Audit Committee approved the appointment of PMB as our principal independent registered public accounting firm.  Representatives of PMB are expected to be present at the 2011 Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PMB Helin Donovan, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012.

PROPOSAL THREE:

APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules (commonly referred to as a “Say-on-Pay”).

As described under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain executives capable of leading us in pursuit of our business objectives and to motivate them in order to enhance long-term stockholder value. We believe that the various elements of our executive compensation program work together to promote our objective of ensuring that aggregate compensation levels are sufficient to retain and attract executives capable of leading us to our business objectives.

Stockholders are urged to read the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, beginning on page 11, which discusses how our executive compensation policies implement our compensation philosophy, and the Summary Compensation Table and other related tables and disclosures that follow, for additional details about our executive compensation programs, including information about fiscal 2011 compensation of our named executive officers. The Compensation Committee believes that these policies are effective in implementing our compensation philosophy and in achieving its goals.

We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Say-on-Pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board. However, our Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against this proposal, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to approve our executive compensation program on an advisory basis. Abstentions will have the same effect as a vote against this proposal.

Our Board of Directors unanimously recommends a vote “FOR” the approval of our executive compensation program as described in the “Executive Compensation” section of this Proxy Statement.

PROPOSAL FOUR:

APPROVAL OF FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

In connection with Proposal Three, the Dodd-Frank Act also requires that we include in this Proxy Statement a separate advisory (non-binding) stockholder vote to advise on how frequently we should seek a Say-on-Pay vote. By voting on this Proposal Four, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

Because compensation programs include both short and long-term components, our Board believes that Say-on-Pay votes should be conducted every three years.  You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting. Under SEC rules, we will be required to permit our stockholders to vote on the frequency of the Say-on-Pay vote at least once every six years.

Vote Required; Recommendation of the Board of Directors

The selection regarding the frequency of the stockholder vote on executive compensation receiving the highest number of “FOR” votes shall be approved. However, because this vote is advisory and not binding on the Board in any way, the Board may decide that it is in the best interests of us and our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Our Board of Directors unanimously recommends that stockholders vote on Proposal Four to hold Say-on-Pay votes every three years (as opposed to every year or every two years).

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings made by us under those statutes, neither the preceding Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such report be incorporated by reference into any future filings made by us under those statutes.

SECTION 16(A) BENFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers (including a person performing a principal policy-making function), and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of ours.  Directors, officers and 10% holders are required by SEC regulations to send us copies of all of the Section 16(a) reports they file.  Based solely upon a review of the copies of the forms sent to us and the representations made by the reporting persons to us, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% holders were met for fiscal 2011.

ANNUAL REPORT

We filed an Annual Report on Form 10-K for the fiscal year ended March 31, 2011 with the SEC on on May 26, 2011.  We may mail or email a copy of our Annual Report on Form 10-K to Stockholders for the fiscal year ended March 31, 2011 concurrently with this Proxy Statement to stockholders requesting that we send mail or email copies of such documents.  In accordance with the rules adopted by the SEC, except for stockholders who have requested otherwise, we have generally mailed to our stockholders a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice of Internet Availability.  The Notice of Internet Availability provides instructions either for accessing this Proxy Statement and the Annual Report on Form 10-K at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of such materials by mail or electronically by mail.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the form of proxy to vote the shares they represent as our Board of Directors may recommend.  Discretionary authority with respect to such other matters is granted by the execution of the proxy.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ Robert L. Kanode
Robert L. Kanode
Chief Executive Officer
July 21, 2011
12303 Technology Blvd., Suite 950
Austin, Texas 78727

APPENDIX A

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document, including Annual Reports on Form 10-K and Proxy Statement, is available at www.proxyvote.com.

VALENCE TECHNOLOGY, INC.
Annual Meeting of Shareholders
September 1, 2011 9:00 AM
This proxy is solicited by the Board of Directors

The 2011 Annual Meeting of the Stockholders of Valence Technology, Inc. (the "Company") will be held on Thursday, September 1, 2011 at 9:00 a.m. local time, Central Daylight Time, at the corporate headquarters of Valence Technology, Inc., 12303 Technology Boulevard, Suite 950, Austin, Texas 78727.

The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby constitutes and appoints Robert L. Kanode or Roger A. Williams, or any of them, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the 2011 Annual Meeting scheduled to be held on September 1, 2011, or at any adjournment or postponement thereof, on all matters coming before said meeting, all shares of Common Stock of the Company which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

YOUR VOTE IS IMPORTANT
TO ASSURE YOUR REPRESENTATION AT THE MEETINGS, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

Continued and to be signed on reverse side

VOTE BY INTERNET – www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VALENCE TECHNOLOGY, INC.

The Board of Directors recommends that you vote FOR the following nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominees, mark "For all Except" and write the number(s) of the nominees on the line below.

____

1. Election of Directors:
   - 01) Carl E. Berg
   - 02) Robert L. Kanode
   - 03) Vassilis G. Keramidas
   - 04) Bert C. Roberts, Jr.
   - 05) Donn V. Tognazzini

The Board of Directors recommends that you vote FOR Proposals Two and Three:	For	Against	Abstain
	☐	☐	☐
2. To ratify the selection of PMB Helin Donovan, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011.	☐	☐	☐
3. To approve our executive compensation program on an advisory (non-binding) basis	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on Proposal Four

	3 years	2 years	1 year	Abstain
4. To approve the frequency of stockholder votes on our executive compensation program on an advisory (non-binding) basis.	☐	☐	☐	☐

NOTE: In the discretion of the proxies, such other business as may properly come before the meeting and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees as director, FOR the ratification of the selection of PMB Helin Donovan, LLP as our independent registered public accounting firm, FOR the approval of our executive compensation program and FOR a frequency of every 3 YEARS for stockholder votes on executive compensation.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date